Exhibit 10.1

September 4, 2012

Harold A. Hurwitz, CFO

Pro-Dex, Inc.

2361 McGaw Avenue

Irvine, CA 92614

Dear Mr. Hurwitz:

As a result of our discussions, Union Bank, N.A. (“Bank”) has learned of the following breaches of the terms of the Business Loan Agreement dated February 4, 2011 as Amended by that certain Amendment Letter dated May 31, 2012 between Pro-Dex (“Borrower”) and the Bank (the “Agreement”):

1.	Non compliance with Section 4.1 (c) of the Agreement for the period ending June 30, 2012; and

2.	Non-compliance with Section 4.1 (d) of the Agreement for the period ending June 30, 2012.

Subject to the following terms and conditions, the Bank has decided to waive for the period between the date of this letter through and including October 1, 2012, its default rights with respect to these breaches for the Borrower’s fiscal year ending June 30, 2012 results. Please note, however, that this waiver applies only to the specific instances described above and for the limited time period described, and is not a waiver of any subsequent breach of the same provisions of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement. The Bank is not obligated to grant this or any other waiver.

Further, pursuant to your request, effective immediately, Union bank is terminating your $1.5 million of credit as described in the Agreement and therefore no further advances will be made under the line.

Further, this waiver is conditioned on your agreement to pay off, in full, the following credit facility on or before September 30, 2012: Obligor #7156723052; Obligation #0000000002, with a current principal balance of $714,285.80 (plus interest accruing from the date of this letter).

Further, the Bank reserves all of the rights, powers and remedies available to it under the Agreement and any other contracts or instruments executed by Borrower, including the right to accelerate any or all of Borrower’s indebtedness to the Bank if any subsequent breach of the same provisions or any other provision of the Agreement should occur.

I can be reached at direct dial (949) 503-6840 if you have any questions.

Sincerely,

Union Bank, N.A.

By:	/s/ Robert Louvar
Robert Louvar, Vice President

Please acknowledge your acceptance of this agreement by signing below.

Pro-Dex, Inc.

By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz, CFO